Smart One Learning Systems is Formed as New GKIG Subsidiary

HOUSTON, TEXAS, September 17, 2003....GK Intelligent Systems, Inc. (OTCBB: GKIG)
announced that on February 28, 2003 it created a new subsidiary, Smart One Learning Systems, Inc. (SOLS.) SOLS will be an educational technology company specializing in delivering advanced teaching technologies and assistance to education providers.

SOLS will use GKIG's advanced personalization technologies (including GKIG's award-winning Smart OneSM learning technology) to provide suppliers of educational products and services with a value-added component. SOLS will provide customization and installation services along with targeted marketing, data mining and E-commerce capabilities for branded vendors targeting education consumers. "GKIG is a pioneer in education technology" said Gary Kimmons, President and CEO. "With this heritage, and its innovative new business model, SOLS can help shape the future of training and education."

The online education market is the result of the convergence of the education industry, one of the largest and fastest growing sectors in the U.S., with the Internet, the fastest growing means of communicating and accessing information. The scope of the education market is immense - $54.2 billion will be spent this year in the US corporate arena alone. Of that sum, $15.1 billion will go to outside providers of training products and services.
 E-learning is expected to reach $50 billion by the year 2010.

GK Intelligent Systems is a rapidly emerging developer, provider and licensor of proprietary "intelligent" software technology products and supporting technologies designed to personalize nationally-branded products and services, with the objective of improving profitability and fostering higher levels of customer satisfaction and brand loyalty.

Statements in this news release that are not historical facts, including statements about plans and expectations regarding products and opportunities, demand and acceptance of new or existing products, capital resources and future financial results are forward-looking. Forward-looking statements involve risks and uncertainties that may cause the Company's actual results in future periods to differ materially from those expressed. These uncertainties and risks include changing consumer preferences, lack of success of new products, loss of the Company's customers, competition and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

For further information, please contact Gary Kimmons at (713) 626-1504.

Visit the GKIS Website at:  http://www.gkis.com/